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                                                                    EXHIBIT 5.1

May 12, 2000

Apple Computer, Inc.
1 Infinite Loop
Cupertino, California 95014

RE: REGISTRATION STATEMENT ON FORM S-8 FOR THE 1997 EMPLOYEE STOCK OPTION PLAN
    AND 1998 EXECUTIVE OFFICER STOCK PLAN

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about May 12, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,500,000 additional shares authorized for issuance under the 1997 Employee Stock Option Plan, as amended (the "1997 Plan") and 2,000,000 additional shares authorized for issuance under the 1998 Executive Officer Stock Plan, as amended (the "1998 Plan"), of Apple Computer, Inc.'s Common Stock, no par value. The shares of Apple Common Stock to be registered under the Registration Statement are hereinafter referred to as the "Shares". As counsel in connection with this transaction, I have examined the actions taken, and I am familiar with the actions proposed to be taken, in connection with the issuance and sale of the Shares pursuant to the 1997 Plan and the 1998 Plan.

It is my opinion that, when issued and sold in the manner described in the 1997 Plan and 1998 Plan and pursuant to the agreements which accompany each grant, the Shares will be legally and validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.

Very truly yours,

/s/ Nancy R. Heinen

Nancy R. Heinen
General Counsel


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